Exhibit 99.01

                                  PRESS RELEASE
FOR RELEASE:  IMMEDIATE

CONTACT:  Timothy J. Rigas, Executive Vice President and Chief Financial Officer
          (814) 274-9830

                  ADELPHIA ANNOUNCES AGREEMENT TO PURCHASE ITS
CONVERTIBLE PREFERRED STOCK AND CONCURRENT OFFERINGS OF DEBT AND PREFERRED STOCK

                         Coudersport, PA - June 23, 1997

Adelphia Communications Corporation (NASDAQ-NNM:ADLAC) announced that it had reached an agreement to sell perpetual Convertible Preferred Stock with an aggregate liquidation preference of $100,000,000 in a private placement to members of the family of John Rigas, Chairman of Adelphia, and Telesat Cablevision, Inc. ("Telesat"), a wholly owned subsidiary of FPL Group, Inc., a New York Stock Exchange company. Adelphia also announced that it is proposing to offer Senior Notes and Exchangeable Preferred Stock of Adelphia in reliance on Rule 144A to qualified institutional buyers.

The Convertible Preferred Stock will accrue dividends at the rate of 8-1/8% of the liquidation preference per annum, and will be convertible at $8.48 per share into an aggregate of 11,792,450 shares of Class A Common Stock of Adelphia. The Convertible Preferred Stock is redeemable at the option of Adelphia after three years from the date of issuance at a premium declining to par. Closing of the sale of the Convertible Preferred Stock is subject to certain conditions.

Adelphia is proposing to offer $150,000,000 aggregate principal amount of Senior Notes due 2007 and $150,000,000 aggregate principal amount of Exchangeable Preferred Stock due 2009. The completion of both offerings will be conditioned upon the completion of the sale of the Convertible Preferred Stock to the Rigas family and Telesat.

Adelphia intends to use the net proceeds from the sale of the Convertible Preferred Stock and the offerings of Senior Notes and Exchangeable Preferred Stock to repay existing indebtedness of subsidiaries.

The Convertible Preferred Stock, the Senior Notes due 2007 and the Exchangeable Preferred Stock due 2009 have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities referred to herein in any state in which such offer, solicitation or sale would be unlawful.

Adelphia Communications Corporation is the seventh largest cable television operator in the United States and currently owns or manages cable television systems serving approximately 1.9 million subscribers in 12 states.